Camber Energy, Inc. 8-K

Exhibit 10.2

WAIVERS AND AMENDMENTS TO

STOCK PURCHASE AGREEMENTS

This Waivers and Amendments to Stock Purchase Agreements (“Amendment”) is made and entered into on February 3, 2020 (“Amendment Date”), by and between Camber Energy, Inc., a Nevada corporation (“Company”), and the investor whose name appears below (“Investor”).

Recitals

A.        Company and Investor and its predecessor in interest previously entered into Stock Purchase Agreements (collectively, “Agreements”) pursuant to which Investor currently holds 2,294 shares of Series C Redeemable Convertible Preferred Stock (“Preferred”) convertible into shares of Common Stock of Company (“Common Stock”) pursuant to a Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed by the Company with the Secretary of State of Nevada (as amended to date, “Certificate”), which constitutes all shares of Preferred currently outstanding.

B.        Investor has at all times fully and completely complied with all of its obligations under the Agreement and the Certificate, and all Delivery Notices and calculations provided to Company by Investor were and are fully correct and accurate in all respects.

C.        On October 29, 2019, Company effected a reverse stock split in a ratio of one-for-fifty (“Reverse Split”).

D.        As an accommodation to Company and in order to help facilitate implementation of Company’s business plan, Investor is willing to waive certain rights and amend the Agreements in accordance with the terms hereof.

E.        Certain capitalized terms used herein, but not otherwise defined herein, have the meanings given to such terms in the Agreements and/or the Certificate.

Agreement

In consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Investor agree as follows:

1.         Waiver of All Trigger Events.  With respect to all shares of Preferred, Investor hereby (a) waives any and all Trigger Events (as defined in the Certificate) that have occurred through the Amendment Date, (b) agrees that all calculations provided for in the Certificate shall be made as if no such Trigger Event had occurred, and (c) waives any right to receive any additional shares of Common Stock based upon any such Trigger Event.  For the avoidance of doubt, the foregoing does not apply to and shall have no effect with regard to any Trigger Event that may occur or continue after the Amendment Date.

2.         Waiver of All Defaults.  With respect to all Agreements, Investor hereby (a) waives any and all breaches and defaults that have occurred through the Amendment Date, and (b)

waives all rights and remedies with respect to such breaches and defaults.  For the avoidance of doubt, the foregoing does not apply to and shall have no effect with regard to any breaches or defaults that may occur or continue after the Amendment Date.

3.         Waiver of Authorized Share Trigger Events and Defaults. Company will file a proxy to hold a shareholders meeting to approve an increase in the Company’s authorized common stock to 25 million shares as soon as possible, and will use its commercially reasonable best efforts to cause such  increase to be declared effective as soon as possible, and in any event within 90 days of the Amendment Date.  Provided Company complies with the foregoing sentence, with respect to all shares of Preferred, Investor hereby (a) waives any and all Trigger Events, breaches and defaults related to reserving or issuing Conversion Shares that may occur or continue during such time, (b) agrees that all calculations provided for in the Certificate shall be made as if no such Trigger Event had occurred, and (c) waives any right to receive any additional shares of Common Stock based upon any such Trigger Event.  For the avoidance of doubt, the foregoing does not apply to and shall have no effect with regard to any Trigger Event, breach or default that may occur or continue after the time provided for in the first sentence of this paragraph.

4.         Common Stock Value Increase.  Notwithstanding the provisions of Section I.G.4 of the Certificate, with respect to all prior reverse stock splits including without limitation the Reverse Split, all share based metrics will be proportionately increased, and Investor hereby (a) agrees that the $0.05 and $0.10 per share amounts provided for in Section I.C.2 of the Certificate will not be increased as a result of any prior reverse splits including the Reverse Split, and (b) waives any right to receive any additional shares of Common Stock under the foregoing provision based upon any prior reverse splits including the Reverse Split.

5.         Reset of All Measurement Periods.  Notwithstanding the provisions of Section I.G.7.i of the Certificate, the Measurement Period with respect to all outstanding shares of Preferred will begin on the Amendment Date, and Investor waives any right to receive any additional shares of Common Stock based upon any earlier Measurement Period.

6.         No Non-Public Information.  On or prior to the date of the shareholder meeting provided for above, Company will publicly disclose all information that Company has provided to Investor that constitutes or might constitute material, non-public information.  Notwithstanding any other provision, except with respect to information that will be, and only to the extent that it actually is, timely publicly disclosed by Company pursuant to the foregoing sentence, neither Company nor any other Person acting on its behalf has provided or will provide Investor or its representatives, agents or attorneys with any information that constitutes or might constitute material, non-public information.  Company understands and confirms that Investor will rely on the foregoing representations and covenants in effecting transactions in securities of Company.

7.         Voting.  The Certificate will be amended to provide that holders of the Preferred will vote with holders of common stock as a single class, on an as converted basis subject to the beneficial ownership limitation.

8.         Acknowledgement.  Company hereby acknowledges and agrees that Investor has at all times fully and completely complied with all of its obligations under the Agreements, the Certificate and all other Transaction Documents between Company and Investor, and that all

Delivery Notices and calculations provided by Investor to Company were and are fully correct and accurate in all respects.  Company hereby absolutely, unconditionally and irrevocably waives and releases any right or ability to challenge or contest any calculation previously delivered to Company or any provision of any Transaction Document.

9.         Further Assurances.  Each party will take all further actions and execute all further documents as may be reasonably necessary to implement the provisions and carry out the intent of this Amendment fully and effectively.

10.       Ratification.  Except as expressly provided herein, the Agreements, which are incorporated by reference as though set forth in full herein, and Certificate are hereby ratified and affirmed in all respects, and remain in full force and effect.  Except as expressly provided herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Investor, constitute a waiver of any provision of any of the Agreements, Certificate or any Transaction Document or serve to effect a novation of the obligations under the Agreements, Certificate or any Transaction Document.  Except as expressly provided herein, the Certificate and all Transaction Documents between Company and Investor shall continue in full force and effect and nothing herein shall act as a waiver of any of the Investor’s rights under any of the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories on the Amendment Date.

Company:

CAMBER ENERGY, INC.

By:
Name:
Title:

Investor:

Investor Name

By:
Name:
Title:

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